ABERCROMBIE & FITCH CO. REPORTS SECOND QUARTER FISCAL 2026 RESULTS

•Record second quarter net sales of $1.3 billion, up 5% to last year, 15th consecutive quarter of growth
•Net sales growth across regions with Americas up 5%, APAC up 19%, and EMEA up 2%
•Best-ever second quarter sales across brands, led by Abercrombie brands up 8%, with Hollister up 2%
•Operating margin of 20%, and earnings per diluted share of $4.17, both above outlook in excess of IEEPA tariff refund benefit of approximately $100 million on a pre-tax basis and $1.75 per diluted share; impact presented in table below
•$177 million in shares repurchased in the quarter; year-to-date share repurchases of $282 million totaling 7% of shares outstanding at beginning of the year
•Updates full-year outlook to net sales growth of around 5%, net income per diluted share of $13.10 to $13.60, share repurchases increased to at least $500 million
•Third quarter outlook of net sales growth of 5% to 6%, net income per diluted share of $2.90 to $3.20, at least $100 million in share repurchases

New Albany, Ohio, August 26, 2026: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the second quarter ended August 1, 2026. These compare to results for the second quarter ended August 2, 2025. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said, “We delivered record second quarter net sales and our 15th consecutive quarter of growth, reflecting our teams’ continued focus on serving customers with compelling product, marketing, and experiences. Growth was balanced across our brands and regions, highlighted by accelerating momentum in the Americas and improving trends in EMEA. Both brands achieved record second quarter net sales, led by 8% growth at Abercrombie brands. We also delivered on the bottom line, with both operating margin and earnings per diluted share above our outlook, in excess of the tariff refunds benefit. Year-to-date, we continued to use our strong balance sheet to invest in the business across stores, digital, technology and marketing, while also repurchasing 7% of shares outstanding as of the beginning of the year.

After a strong start to the year, we are updating our full-year sales and operating margin outlook and remain confident in our long-term growth path and investment priorities. Importantly, we are adding incremental growth levers across partnerships, distribution channels and product categories. For the year, we expect to grow sales and earnings per share, underpinned by double-digit operating margins, while delivering strong cash flow and returns of cash to shareholders through at least $500 million of share repurchases. We are so excited about the foundation we’ve built and the significant growth opportunities ahead to strengthen our brands and create long-term shareholder value.”

A summary of results for the second quarter ended August 1, 2026 as compared to the second quarter ended August 2, 2025:
•Net sales of $1.3 billion, up 5% as compared to last year, with comparable sales flat.
•Operating income of $253 million, including approximately $100 million in refunds of IEEPA tariffs reflected as a reduction of cost of sales as compared to operating income of $207 million and $168 million on a reported and adjusted non-GAAP basis, respectively, last year.
•Operating margin as a percent of sales of 19.9% as compared to 17.1% and 13.9% on a reported and adjusted non-GAAP basis, respectively, last year.
•Net income per diluted share of $4.17 as compared to net income per diluted share last year of $2.91 and $2.32 on a reported and adjusted non-GAAP basis, respectively.

A summary of the impact of IEEPA tariff refunds for the second quarter ended August 1, 2026 is as follows:

	Outlook (1)	Reported	Impact of IEEPA tariff refunds (2)
Operating income (in Millions)		$253	$100 benefit
Operating margin	Around 10%	19.9%	790 bps benefit
Net Income per diluted share	In The Range of $1.80 to $2.00	$4.17	$1.75 benefit
(1) Released May 27, 2026.
(2) Reflects the impact of International Emergency Economic Powers Act (“IEEPA”) tariff refunds received in the second quarter on operating income, operating margin, and per diluted share. The per diluted share estimated impact is calculated using a 26% tax rate.

Details related to reported net income per diluted share and adjusted net income per diluted share for the second quarter are as follows:

	2026	2025
GAAP	$4.17	$2.91
Excluded item, net of tax effect (1)	—	0.59
Adjusted non-GAAP	$4.17	$2.32
Impact from changes in foreign currency exchange rates (2)	—	0.01
Adjusted non-GAAP constant currency	$4.17	$2.33
(1)Excluded item consists of a favorable settlement, net of legal fees, of payment card interchange fee litigation.
(2)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

Net Sales
Net sales by segment and brand for the second quarter are as follows:

(in thousands)	2026	2025	1 YR % Change	Comparable sales (2)
Net sales by segment: (1)
Americas (3)	$1,020,537	$974,200	5%	1%
EMEA (4)	201,990	197,210	2%	(4)%
APAC (5)	44,162	37,150	19%	13%
Total company	$1,266,689	$1,208,560	5%	—%

	2026	2025	1 YR % Change	Comparable sales (2)
Net sales by brand family:
Abercrombie	$596,808	$551,868	8%	4%
Hollister	669,881	656,692	2%	(3)%
Total company	$1,266,689	$1,208,560	5%	—%
(1)    Net sales by segment are presented by attributing revenues to a physical store location or geographical region that fulfills the order.
(2)    Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.
(3)    The Americas segment includes the results of operations in North America and South America.
(4)    The EMEA segment includes the results of operations in Europe, the Middle East and Africa.
(5)    The APAC segment includes the results of operations in the Asia-Pacific region, including Asia and Oceania.

Financial Position and Liquidity
As of August 1, 2026, the company had:
•Cash and equivalents of $628 million compared to $760 million and $573 million as of January 31, 2026 and August 2, 2025, respectively.
•Marketable securities of $10 million compared to $25 million and $31 million as of January 31, 2026 and August 2, 2025, respectively.
•Inventories of $592 million compared to $601 million and $593 million as of January 31, 2026 and August 2, 2025, respectively.
•Borrowing capacity of $500 million under the senior-secured asset-based revolving credit facility (the “ABL Facility”) with net borrowing available of $450 million after minimum excess availability requirement.
•Liquidity comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $1.1 billion as of August 1, 2026. This compares to liquidity of $1.2 billion and $1.0 billion as of January 31, 2026 and August 2, 2025, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended August 1, 2026 are as follows:
•Net cash provided by operating activities of $313 million.
•Net cash used for investing activities of $114 million, primarily reflecting capital expenditures.
•Net cash used for financing activities of $330 million, primarily reflecting share repurchases.

During the second quarter of 2026, the company repurchased 2.0 million shares for approximately $177 million. For the year-to-date period ended August 1, 2026, the company repurchased 3.2 million shares for $282 million, representing a 7% reduction in shares outstanding from the beginning of the year. The company has $568 million remaining on the share repurchase authorization established in March 2025.

Depreciation and amortization was $86 million for the year-to-date period ended August 1, 2026.

Fiscal 2026 Outlook

The following outlook replaces all previous full year guidance. For fiscal 2026, the company now expects:
	Current Full Year Outlook	Previous Full Year Outlook (1)
Net sales	Growth Around 5%	Growth In The Range of 3% to 5%
IEEPA tariff refund impact (bps) (2)	Favorability of around 220 bps	None Assumed
Operating margin (2) (3)	In The Range of 14.5% to 15.0%	In The Range of 12.0% to 12.5%
Effective tax rate (4)	Around 29%	Around 30%
Net income per diluted share (2) (3) (5)	In The Range of $13.10 to $13.60	In The Range of $10.20 to $11.00
Share repurchases (6)	At least $500 million	Around $450 million
Diluted weighted average shares (5) (6)	Around 44 million	Around 44 million
Capital expenditures	Around $250 million	Around $225 million
Real estate activity (7) (all approximate)	~30 Net Store Openings	~30 Net Store Openings
	50 Openings, 20 Closures	50 Openings, 20 Closures
	80 Remodels and Right-Sizes	80 Remodels and Right-Sizes

Third Quarter Outlook
Net sales	Growth In The Range of 5% to 6%
IEEPA tariff refund impact (bps) (2)	Favorability of around 160 bps
Operating margin (2) (3)	In The Range of 13.0% to 14.0%
Effective tax rate (4)	Around 29%
Net income per diluted share (2) (3) (5)	In The Range of $2.90 to $3.20
Share repurchases (6)	At least $100 million
Diluted weighted average shares (5) (6)	Around 43 million
(1) Released May 27, 2026.
(2) Reflects estimated International Emergency Economic Powers Act (“IEEPA”) tariff refunds of $20 million and $120 million in third quarter and full year fiscal 2026, respectively. Estimate excludes the assumed impact of accrued interest paid on tariff refunds. The company also estimates third quarter and full year 2026 impact of tariff refunds on net income per diluted share, inclusive of interest, to be $0.35 and $2.10, respectively.
(3) Reflects the estimated impact, net of planned mitigation efforts, of an effective 10% to 12.5% tariff rate on all goods imported into the United States for the remainder of fiscal 2026, updated from a 15% effective rate in the Previous Full Year Outlook. The combined estimated impact of the tariff expense and IEEPA tariff refunds is reflected in the Company’s current fiscal 2026 outlook, including operating margin and net income per diluted share.
(4) The current outlook for effective tax rate is sensitive to the jurisdictional mix and level of income and does not include the impact of potential future tax policy or legislative changes.
(5) The current outlook for net income per diluted share and diluted weighted average shares includes the anticipated impact to shares outstanding from potential share repurchase activity in fiscal 2026.
(6) The timing and amount of any such repurchases will be determined based on an evaluation of market conditions, the company’s share price, legal requirements, and other factors.
(7) Owned-and-operated stores only.

Conference Call
Today at 8:30 a.m. ET, the company will conduct a conference call and provide additional details around its quarterly results and its outlook for the third quarter. To access the call by phone, participants will need to register at the following URL address to obtain a dial-in number and passcode:
https://register-conf.media-server.com/register/BI214c6f6c229b4c3d9707cbf8458b5cfc
A presentation of second quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 a.m. ET, today. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. (A&F) contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our 2026 third quarter and annual fiscal 2026 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “goal,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets, estimates, or performance outlooks whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, and in our subsequent reports and filings with the Securities and Exchange Commission, as well as the following factors: risks and uncertainties related to global trade policy and international trade disputes, including the impact of the imposition, or threat of imposition of new or increased tariffs or modification of existing tariffs by the United States or foreign governments, including uncertainty regarding the timing and implementation of changes to existing tariff programs, as well as uncertainty regarding the availability, timing, and amount of potential tariff refunds or recoveries, or other changes to trade policies or arrangements; risks related to changes in global economic and financial conditions, including inflation, and resulting impacts on consumer confidence and spending, our operating results, and expense management; risks and uncertainty related to the effectiveness and optimization of recently implemented enterprise resource planning (“ERP”) systems, including the ability to realize expected benefits and manage post-implementation activities; risks related to global operations and supply chain, including political or climate-related conditions in the countries where we sell or source our products, and resulting impacts on transportation and freight costs; risks related to the geopolitical landscape and ongoing armed conflicts, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience, including regional conflicts in the Middle East, and the impact of such conflicts or events on international trade, consumer demand, supplier delivery, energy costs or freight costs; risks related to natural disasters and other unforeseen catastrophic events; risks related to our failure to engage our customers, anticipate customer demand, expectations, and changing fashion trends, and manage our inventory and product delivery; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to successfully invest in and execute on our customer, digital and omnichannel initiatives; risks related to our ability to successfully execute technology initiatives and partnerships, such as those relating to artificial intelligence technology; risks related to our ability to execute on, and maintain the success of, our strategic and growth initiatives, including risks related to the review of strategic alternatives for our APAC region or any future strategic reviews or initiatives; risks related to the effects of seasonal fluctuations on our sales and our performance during the back-to-school and holiday selling seasons; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate, including as a result of earnings and losses generated from our global operations, may result in volatility in our results of operations; risks and uncertainty related to adverse public health developments; risks related to cybersecurity threats and privacy or data security breaches, and the potential loss or disruption of our information technology systems; risks related to the continued validity of our trademarks and our ability to protect our intellectual property; risks associated with corporate responsibility, including those associated with climate change; risks related to reputational harm to the company, its officers, and directors; risks related to actual or threatened litigation; and uncertainties related to future legislation, regulatory reform, policy changes, or interpretive guidance on existing laws and regulations.

Other Information
This document includes certain adjusted non-GAAP financial measures, which are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and exclude the impact of certain items. Management uses these non-GAAP financial measures to evaluate the company’s performance and manage its operations, and believes such measures to be helpful in understanding the company's results of operations or financial position. These non-GAAP financial measures are intended to complement, and are not considered as alternatives to, the most directly comparable GAAP financial measures, as reconciled in the below tables. Also, such non-GAAP financial measures may not be comparable to similarly titled measures used by other entities. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the “Reporting and Use of GAAP and Non-GAAP Measures” section. Sub-totals and totals may not foot due to rounding. Net income and net income per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

As used in this document, references to “Americas” includes North America and South America, “EMEA” includes Europe, the Middle East and Africa and “APAC” includes the Asia-Pacific region, including Asia and Oceania.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a global, digitally led, omnichannel specialty retailer of apparel and accessories catering to kids through millennials with assortments curated for their specific lifestyle needs.

The company operates a family of brands, including Abercrombie brands and Hollister, with a shared commitment to offering products of enduring quality and exceptional comfort that support global customers on their journey to being and becoming who they are. Abercrombie & Fitch Co. operates approximately 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites abercrombie.com, abercrombiekids.com, and HollisterCo.com.

Investor Contact:	Media Contact:

Mo Gupta	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	August 1, 2026	% of Net Sales	August 2, 2025	% of Net Sales
Net sales	$1,266,689	100.0%	$1,208,560	100.0%
Cost of sales, exclusive of depreciation and amortization	366,109	28.9%	451,590	37.4%
Selling expense	444,042	35.1%	375,356	31.1%
General and administrative expense	204,784	16.2%	175,325	14.5%
Other operating income, net	(946)	(0.1)%	(369)	—%
Operating income	252,700	19.9%	206,658	17.1%
Interest expense	561	—%	620	0.1%
Interest income	(8,152)	(0.6)%	(3,094)	(0.3)%
Interest income, net	(7,591)	(0.6)%	(2,474)	(0.2)%
Income before income taxes	260,291	20.5%	209,132	17.3%
Income tax expense	74,752	5.9%	65,744	5.4%
Net income	185,539	14.6%	143,388	11.9%
Less: Net income attributable to noncontrolling interests	1,819	0.1%	2,005	0.2%
Net income attributable to A&F	$183,720	14.5%	$141,383	11.7%

Net income per share attributable to A&F
Basic	$4.20		$2.97
Diluted	$4.17		$2.91

Weighted-average shares outstanding:
Basic	43,767		47,550
Diluted	44,051		48,551

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2026	% of Net Sales	August 2, 2025	% of Net Sales
Net sales	$2,380,510	100.0%	$2,305,871	100.0%
Cost of sales, exclusive of depreciation and amortization	779,947	32.8%	868,723	37.7%
Selling expense	875,237	36.8%	775,293	33.6%
General and administrative expense	387,538	16.3%	350,250	15.2%
Other operating (income) loss, net	(3,709)	(0.2)%	3,414	0.1%
Operating income	341,497	14.3%	308,191	13.4%
Interest expense	1,011	—%	1,281	0.1%
Interest income	(13,889)	(0.6)%	(10,538)	(0.5)%
Interest income, net	(12,878)	(0.5)%	(9,257)	(0.4)%
Income before income taxes	354,375	14.9%	317,448	13.8%
Income tax expense	100,717	4.2%	92,321	4.0%
Net income	253,658	10.7%	225,127	9.8%
Less: Net income attributable to noncontrolling interests	2,804	0.1%	3,331	0.1%
Net income attributable to A&F	$250,854	10.5%	$221,796	9.6%

Net income per share attributable to A&F
Basic	$5.65		$4.58
Diluted	$5.59		$4.47

Weighted-average shares outstanding:
Basic	44,368		48,382
Diluted	44,864		49,592

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplementally to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

The company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

In addition, the company provides EBITDA and adjusted EBITDA as supplemental measures used by the company’s executive management to assess the company’s performance. We also believe these supplemental performance measures are meaningful information for investors and other interested parties to use in computing the company’s core financial performance over multiple periods and with other companies by excluding the impact of differences in tax jurisdictions, debt service levels and capital investment.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended August 2, 2025
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Litigation settlement (2)	$(38,574)	$(38,574)	$—
Operating income	206,658	38,574	168,084
Income before income taxes	209,132	38,574	170,558
Income tax expense (3)	65,744	9,949	55,795
Net income attributable to A&F	$141,383	$28,625	$112,758

Net income per diluted share attributable to A&F	$2.91	$0.59	$2.32
Diluted weighted-average shares outstanding:	48,551		48,551
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of favorable settlement, net of legal fees, of claims to resolve payment card interchange fee antitrust litigation.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-Six Weeks Ended August 2, 2025
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Litigation settlement (2)	$(38,574)	$(38,574)	$—
Operating income	308,191	38,574	269,617
Income before income taxes	317,448	38,574	278,874
Income tax expense (3)	92,321	9,949	82,372
Net income attributable to A&F	$221,796	$28,625	$193,171

Net income per diluted share attributable to A&F	$4.47	$0.58	$3.90
Diluted weighted-average shares outstanding:	49,592		49,592
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of favorable settlement, net of legal fees, of claims to resolve payment card interchange fee antitrust litigation.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended August 1, 2026 and August 2, 2025
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2026	2025	% Change
Net sales
GAAP (1)	$1,266,689	$1,208,560	5%
Impact from changes in foreign currency exchange rates (2)	—	(223)	—
Net sales on a constant currency basis	$1,266,689	$1,208,337	5%

Operating income	2026	2025	BPS Change (4)
GAAP (1)	$252,700	$206,658	280
Excluded item (3)	—	38,574	(320)
Adjusted non-GAAP	$252,700	$168,084	600
Impact from changes in foreign currency exchange rates (2)	—	787	(10)
Non-GAAP constant currency basis	$252,700	$168,871	590

Net income per share attributable to A&F	2026	2025	$ Change
GAAP (1)	$4.17	$2.91	$1.26
Excluded item, net of tax (3)	—	0.59	(0.59)
Adjusted non-GAAP	$4.17	$2.32	$1.85
Impact from changes in foreign currency exchange rates (2)	—	0.01	(0.01)
Non-GAAP constant currency basis	$4.17	$2.33	$1.84

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    Excluded item consists of favorable settlement, net of legal fees, of payment card interchange fee litigation.
(4)    The estimated basis point change has been rounded based on the percentage change.

Abercrombie & Fitch Co.
Reconciliation of EBITDA and Adjusted EBITDA
Thirteen Weeks Ended August 1, 2026 and August 2, 2025
(in thousands)
(Unaudited)

	2026	% of Net Sales	2025	% of Net Sales
Net income	$185,539	14.6%	$143,388	11.9%
Income tax expense	74,752	5.9	65,744	5.4
Interest income, net	(7,591)	(0.6)	(2,474)	(0.2)
Depreciation and amortization	43,279	3.5	37,424	3.1
EBITDA (1)	$295,979	23.4%	$244,082	20.2%

Adjustments to EBITDA
Litigation settlement	—	—	(38,574)	(3.2)
Adjusted EBITDA (1)	$295,979	23.4%	$205,508	17.0%

Abercrombie & Fitch Co.
Reconciliation of EBITDA and Adjusted EBITDA
Twenty-Six Weeks Ended August 1, 2026 and August 2, 2025
(in thousands)
(Unaudited)

	2026	% of Net Sales	2025	% of Net Sales
Net income	$253,658	10.7%	$225,127	9.8%
Income tax expense	100,717	4.2	92,321	4.0
Interest (income) expense, net	(12,878)	(0.5)	(9,257)	(0.4)
Depreciation and amortization	85,583	3.5	76,000	3.3
EBITDA (1)	$427,080	17.9%	$384,191	16.7%

Adjustments to EBITDA
Litigation settlement	—	—	(38,574)	(1.7)
Adjusted EBITDA (1)	$427,080	17.9%	$345,617	15.0%

(1)EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. EBITDA is defined as net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for a favorable settlement, net of legal fees, of payment card interchange fee litigation.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 1, 2026	January 31, 2026	August 2, 2025
Assets
Current assets:
Cash and equivalents	$627,716	$759,540	$572,730
Marketable securities	10,283	25,036	30,795
Receivables	190,347	146,757	174,000
Inventories	591,662	601,218	592,966
Other current assets	125,670	117,913	118,624
Total current assets	1,545,678	1,650,464	1,489,115
Property and equipment, net	708,576	674,079	638,590
Operating lease right-of-use assets	1,107,421	997,399	933,559
Other assets	233,181	219,932	240,677
Total assets	$3,594,856	$3,541,874	$3,301,941

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$354,209	$377,465	$368,051
Accrued expenses	443,364	465,549	429,616
Short-term portion of operating lease liabilities	262,354	241,265	223,020
Income taxes payable	38,871	21,721	17,354
Total current liabilities	$1,098,798	$1,106,000	$1,038,041
Long-term liabilities:
Long-term portion of operating lease liabilities	$1,025,086	$926,830	$876,461
Other liabilities	101,310	88,633	80,235
Total long-term liabilities	1,126,396	1,015,463	956,696
Total Abercrombie & Fitch Co. stockholders’ equity	1,354,521	1,403,895	1,292,255
Noncontrolling interests	15,141	16,516	14,949
Total stockholders’ equity	1,369,662	1,420,411	1,307,204
Total liabilities and stockholders’ equity	$3,594,856	$3,541,874	$3,301,941

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025
Operating activities
Net cash provided by operating activities	$313,401	$112,893

Investing activities
Purchases of marketable securities	$(19,600)	$—
Proceeds from maturities of marketable securities	34,600	85,000
Purchases of property and equipment	(129,357)	(116,943)
Net cash used for investing activities	$(114,357)	$(31,943)

Financing activities
Purchases of common stock	(286,446)	$(251,223)
Acquisition of common stock for tax withholding obligations	(38,573)	(34,830)
Other financing activities	(4,797)	(4,660)
Net cash used for financing activities	$(329,816)	$(290,713)

Effect of foreign currency exchange rates on cash	$(1,159)	$9,700
Net decrease in cash and equivalents, and restricted cash and equivalents	$(131,931)	$(200,063)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$766,916	$780,395
Cash and equivalents, and restricted cash and equivalents, end of period	$634,985	$580,332

Abercrombie & Fitch Co.
Approximate U.S. Tariff Impact Quarterly History

Total Tariff Expense (Benefit) (Approximate, $ Millions)	FY 2025					FY 2026
	Q1	Q2	Q3	Q4	FY	Q1	Q2
Tariff Expense (Benefit) (1)	$—	$5	$25	$60	$90	$20	$15
IEEPA Tariff Refund (2)	$—	$—	$—	$—	$—	$—	$(100)
Total Tariff Impact ($ Millions) (3)	$—	$5	$25	$60	$90	$20	$(85)

Year-Over-Year Expense (Benefit) (Approximate, $ Millions)	FY 2025					FY 2026
	Q1	Q2	Q3	Q4	FY	Q1	Q2
Tariff Expense (Benefit) (1)	$—	$5	$25	$60	$90	$20	$10
IEEPA Tariff Refund (2)	$—	$—	$—	$—	$—	$—	$(100)
Total Tariff Impact ($ Millions) (3)	$—	$5	$25	$60	$90	$20	$(90)

Year-Over-Year Expense (Benefit) (Approximate, Basis Points)	FY 2025					FY 2026
	Q1	Q2	Q3	Q4	FY	Q1	Q2
Tariff Expense (Benefit)	—bps	40bps	210bps	370bps	170bps	180bps	100bps
IEEPA Tariff Refund	—bps	—bps	—bps	—bps	—bps	—bps	(790)bps
Total Tariff Impact (Basis Points)	—bps	40bps	210bps	370bps	170bps	180bps	(690)bps
(1)Reflects the estimated impact, net of mitigation efforts, of then-effective tariff rates on all goods imported into the United States and sold, for the period. Includes IEEPA, Section 122, and Section 301 tariffs.
(2)    Reflects the impact of IEEPA tariff refunds, excluding accrued interest.
(3)    The combined estimated impact of the tariff expense and IEEPA tariff refunds is included in the Company’s fiscal 2026 outlook, including operating margin and net income per diluted share. Refer to outlook section for further detail. Separately, for the second quarter of 2026, we estimate IEEPA tariff refunds of approximately $100 million had a beneficial impact of $1.75 on net income per diluted share.